EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information:
Ronald L. Thigpen
Executive Vice President and COO
Southeastern Bank Financial Corp.
706-481-1014

Southeastern Bank Financial Corp. Reports Record Net Income For The
Second Quarter 2013

AUGUSTA, Ga., July 26, 2013 -- Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $4.0 million, or $0.60 in diluted earnings per share, for the three months ended June 30, 2013, compared to $3.4 million, or $0.50 in diluted earnings per share, in the second quarter of 2012.

“We achieved a record high in net income in the second quarter thanks to continued growth in our core banking operations and a decrease in expenses,” said President and Chief Executive Officer R. Daniel Blanton. “Increases in loans, deposits and net interest income helped drive double-digit growth in income and earnings, while improvement in our deposit mix helped lower our funding costs. Loan growth was slight, however, due to low loan demand resulting from a lackluster economy and uncertainty among consumers and small businesses.”

Total assets at June 30, 2013, were $1.7 billion, an increase of $31.4 million from Dec. 31, 2012. Loans outstanding at the end of the second quarter were $903.4 million, an increase of $1.9 million from Dec. 31, 2012, and an increase of $28.5 million from June 30, 2012. Total deposits were $1.4 billion at June 30, 2013, an increase of $21.6 million from Dec. 31, 2012, and an increase of $7.9 million from June 30, 2012. Cash and cash equivalents totaled $44.3 million at the end of the second quarter of 2013.

Net interest income for the second quarter of 2013 totaled $13.3 million, a 2.4 percent increase from $13.0 million for the same period in 2012, resulting from a lower cost of funds. Noninterest income for the second quarter totaled $5.2 million, a 3 percent decline from the same period a year ago, due to slower mortgage volumes as well as a decrease in gains on the sale of investment securities. Noninterest expense was $10.3 million in the second quarter of 2013, an 11.3 percent decrease from a year ago resulting primarily from lower expenses on other real estate and operating costs, though decreases were seen across all expense categories.

The net interest margin was 3.36 percent for the quarter ended June 30, 2013, compared to 3.40 percent at March 31, 2013, and 3.38 percent for the same period a year ago. Annualized return on average assets (ROA) was 0.95 percent for the second quarter of 2013, an increase of 13 basis points from the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 11.42 percent, an increase of 50 basis points from the second quarter of 2012.

Nonperforming assets at June 30, 2013, were 2.08 percent of total assets, compared to 1.80 percent at March 31, 2013, and 2.63 percent at June 30, 2012. Net charge-offs for the second quarter of 2013 totaled 1.87 percent of average loans on an annualized basis, compared to 0.77 percent annualized in the first quarter of 2013 and 0.97 percent annualized in the second quarter of 2012. The company held $1.1 million in OREO at June 30, 2013, compared to $2.4 million at March 31, 2013, and $7.8 million at June 30, 2012.

The company’s loan-loss provision expense was $2.4 million in the second quarter of 2013, a 38.4 percent increase from $1.7 million in the previous quarter, and a 23.8 percent increase from $2.0 million in the second quarter a year ago. The allowance for loan losses at June 30, 2013, was $27.3 million, or 3.12 percent of loans outstanding, compared to $28.9 million, or 3.28 percent of loans outstanding, at March 31, 2013, and $29.6 million, or 3.50 percent of loans outstanding, at June 30, 2012.

“We increased our provision for loan losses in the second quarter to accommodate the resolution of several problem credits,” said Blanton. “Our overall asset quality ratios remained solid, however, and have been stable throughout the past year. Though we have generated consistent growth in income and earnings in recent quarters, we will continue to keep a close watch on assets and maintain our conservative approach to banking.”

On July 17, 2013, the holding company’s board of directors declared a regular quarterly cash dividend of $0.13 per share of common stock payable on August 16, 2013, to shareholders of record as of August 2, 2013. Based on the share price of $19.80 at the close of business on Thursday, July 25, 2013, this dividend represents an annualized yield to shareholders of 2.63 percent.

About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.7 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C. operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, GA. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provides wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	June 30,
	2013	December 31,
Assets	(Unaudited)	2012

Cash and due from banks	$40,978,509	$39,565,757
Interest-bearing deposits in other banks	3,346,330	4,322,317
Cash and cash equivalents	44,324,839	43,888,074

Available-for-sale securities	678,569,925	654,738,964

Loans held for sale	30,904,991	30,051,204

Loans	872,523,298	871,446,844
Less allowance for loan losses	27,254,204	28,846,336
Loans, net	845,269,094	842,600,508

Premises and equipment, net	25,967,480	26,145,378
Accrued interest receivable	6,671,268	6,602,879
Bank-owned life insurance	35,396,037	34,825,588
Restricted equity securities	4,869,600	5,295,600
Other real estate owned	1,095,670	3,489,887
Prepaid FDIC assessment	24,292	2,023,977
Deferred tax asset	17,363,829	10,406,187
Other assets	3,444,289	2,434,228

	$1,693,901,314	$1,662,502,474

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$177,005,347	$158,066,510
Interest-bearing:
NOW accounts	349,119,604	349,531,376
Savings	517,454,418	504,193,793
Money management accounts	16,530,853	18,032,530
Time deposits over $100,000	274,512,679	280,870,648
Other time deposits	108,269,897	110,576,827
	1,442,892,798	1,421,271,684

Securities sold under repurchase agreements	10,718,272	976,433
Advances from Federal Home Loan Bank	64,000,000	64,000,000
Accrued interest payable and other liabilities	16,911,959	18,924,619
Due to broker	6,480,000	-
Subordinated debentures	21,546,646	21,546,646

Total liabilities	1,562,549,675	1,526,719,382

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2013 and 2012, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,680,225 and 6,680,225 shares issued in 2013 and 2012, respectively; 6,678,807 and 6,675,000 shares outstanding in 2013 and 2012, respectively	20,040,675	20,040,675
Additional paid-in capital	62,853,466	62,835,122
Retained earnings	51,938,961	45,028,153
Treasury stock, at cost; 1,418 and 5,225 shares in 2013 and 2012, respectively	(19,724)	(72,680)
Accumulated other comprehensive income (loss), net	(3,461,739)	7,951,822

Total stockholders’ equity	131,351,639	135,783,092

	$1,693,901,314	$1,662,502,474

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Interest income:
Loans, including fees	$11,744,176	$11,557,319	$23,434,937	$23,218,026
Investment securities	3,897,515	4,422,010	7,879,253	8,667,075
Interest-bearing deposits in other banks	20,662	21,638	36,885	46,540
Total interest income	15,662,353	16,000,967	31,351,075	31,931,641

Interest expense:
Deposits	1,683,039	2,377,509	3,512,522	5,091,153
Securities sold under repurchase agreements	813	7,486	1,701	8,670
Other borrowings	676,209	630,538	1,345,576	1,226,992
Total interest expense	2,360,061	3,015,533	4,859,799	6,326,815

Net interest income	13,302,292	12,985,434	26,491,276	25,604,826

Provision for loan losses	2,413,949	1,949,700	4,158,692	4,165,712

Net interest income after provision for loan losses	10,888,343	11,035,734	22,332,584	21,439,114

Noninterest income:
Service charges and fees on deposits	1,793,770	1,685,451	3,467,563	3,296,323
Gain on sales of loans	2,155,303	2,362,780	4,056,812	4,318,452
Gain on sale of fixed assets, net	16,204	8,000	21,704	6,459
Investment securities gains (losses), net	14,903	100,519	(29,326)	477,519
Other-than-temporary loss
Total impairment loss	-	(13,314)	-	(13,314)
Less loss recognized in other comprehensive income	-	(4,268)	-	(4,268)
Net impairment loss recognized in earnings	-	(9,046)	-	(9,046)
Retail investment income	487,132	504,416	987,840	1,026,646
Trust service fees	284,369	288,439	589,255	577,276
Earnings from cash surrender value of bank-owned life insurance	287,915	265,462	570,449	525,983
Miscellaneous income	186,758	175,652	375,413	365,731
Total noninterest income	5,226,354	5,381,673	10,039,710	10,585,343

Noninterest expense:
Salaries and other personnel expense	6,140,533	6,542,556	12,337,942	12,739,969
Occupancy expenses	939,055	1,042,733	1,874,136	2,096,803
Other real estate losses, net	207,571	688,456	617,300	1,348,936
Other operating expenses	3,000,886	3,330,400	6,219,098	6,278,057
Total noninterest expense	10,288,045	11,604,145	21,048,476	22,463,765

Income before income taxes	5,826,652	4,813,262	11,323,818	9,560,692

Income tax expense	1,824,018	1,451,852	3,544,765	2,897,256

Net income	$4,002,634	$3,361,410	$7,779,053	$6,663,436

Comprehensive income (loss)	$(7,094,452)	$5,774,124	$(3,634,508)	$9,046,686

Basic net income per share	$0.60	$0.50	$1.16	$1.00

Diluted net income per share	$0.60	$0.50	$1.16	$1.00

Weighted average common shares outstanding	6,678,807	6,679,371	6,678,112	6,678,927

Weighted average number of common and common equivalent shares outstanding	6,678,807	6,679,371	6,678,112	6,678,927